EXHIBIT 10.7(b)

NOTICE OF AWARD

To:        ______________

From:	Human Resources and Compensation Committee of the Board of Directors (“Committee”)

Subject:	ESCO Technologies Inc. 2013 Incentive Compensation Plan (“Plan”) – 2014 Award

1.   Award. On ________, 20__ the Committee awarded to you ____ shares of Performance-Accelerated Restricted Stock under the terms of the Plan (“Award”) which entitles you to receive _____ shares of Common Stock of ESCO Technologies Inc. (the “Company”) upon satisfaction of the terms hereinafter set forth. The Award is subject to all of the terms of this Notice of Award and of the Plan, a copy of which has been delivered to you.

2.   Terms.   The following are the terms of the Award:

(a) The Period of the Award is five years commencing on October 1, 20__ and ending on September 30, 20__. During the period commencing on October 1, 20__ and ending September 30, 20__ (the “Initial Period”), no portion of this Award may be earned.

(b) If, during the period commencing October 1, 20__ and ending on September 30, 20__ (the “Performance Period”), the Average Value Per Share of Company Stock reaches the amount set forth in column (A), a percentage of the Award will be accelerated equal to the amount set forth under column (B) subject to the limitations set forth in paragraph 2(d) and provided you comply with the other terms of this Award.

A If the Average Value Per Share of Company Stock reaches:	B The Cumulative Percent of Award Accelerated shall be:
$_____ or more	100%
$_____	50%
less than $_____	0%

(c)     If you are still employed by the Company or a subsidiary of the Company on September 30, 20__ and have been continuously so employed since the date hereof, you will earn 100% of the portion of the Award not yet accelerated.

(d)    The following additional terms will apply to the Award:

(i)     During the Performance Period, up to one hundred percent (100%) of the total Award may be accelerated as provided in paragraph 2(b).

(ii)    Once a portion of the Award is accelerated under paragraph 2(b), you must remain employed with the Company or a subsidiary of the Company until the March 31st following the end of the Fiscal Year in which that portion of the Award was accelerated. If you terminate employment (voluntarily or involuntarily) prior to such time, you will forfeit that portion of the Award. Provided, however, that if your employment is terminated on account of death, or total and permanent disability the foregoing employment requirement shall not apply.

(iii) If there is a Change of Control and you are employed by the Company on the date of the Change of Control, the employment requirement of subparagraph (ii) shall cease to apply to the portion of the Award which is accelerated or earned and the number of shares representing that portion of the Award which is accelerated or earned as of the date of the Change of Control shall be distributed to you. In addition, the portion of the Award which is not yet accelerated or earned shall be determined and distributed to you at the end of the Fiscal Year in which the Change of Control occurred provided you are still employed on such date, in lieu of all other provisions of this Award. If you are not employed by the Company as of the end of the foregoing Fiscal Year, no such distribution will be made; provided, however, that if you are involuntarily terminated for reasons other than Cause or if you terminate for Good Reason the remaining shares not yet accelerated or earned shall be distributed in full upon such termination of employment.

(A)     Notwithstanding the foregoing provisions of this subparagraph (iii), in the event a certified public accounting firm designated by the Committee (the “Accounting Firm”) determines that any payment (whether paid or payable pursuant to the terms of this Award or otherwise and each such payment hereinafter defined as a “Payment” and all Payments in the aggregate hereinafter defined as the “Aggregate Payment”), would subject you to tax under Section 4999 of the Internal Revenue Code of 1986 (“Code”) then such Accounting Firm shall determine whether some amount of payments would meet the definition of a “Reduced Amount”. If the Accounting Firm determines that there is a Reduced Amount, payments shall be reduced so that the Aggregate Payments shall equal such Reduced Amount. For purposes of this subparagraph, the “Reduced Amount” shall be the largest Aggregate Payment which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if Payments were made without regard to this paragraph 2(c). “Net After Tax Receipt” means the Present Value (defined under Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you under Section 1 and 4999 of the Code by applying the highest marginal rate under Section 1 of the Code.

(B)     As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of the Accounting Firm hereunder, it is possible that Payments will be made by the Company which should not have been made (the “Overpayments”) or that additional Payments which the Company has not made could have been made (the “Underpayments”), in each case consistent with the calculations of the Accounting Firm. In the event that the Accounting Firm, based either upon (A) the assertion of a deficiency by the Internal Revenue Service against the Company or you which the Accounting Firm believes has a high probability of success or (B) controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by you to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 1 and Section 4999 of the Code or if the period of limitations for assessment of tax has expired. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to you together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

3.     Share Ownership Requirements. You are expected to own shares of Common Stock with a fair market value equal to a multiple of your total cash compensation (the “Share Ownership Requirement”). If you do not currently meet your Share Ownership Requirement, you must retain 50% of any Performance-Accelerated Restricted Stock Award distribution which you receive under paragraphs 2(b) and 2(c) (which will be net of any Company tax withholdings) until the Share Ownership Requirement is satisfied. Thereafter you must maintain ownership of shares of Common Stock so that the Share Ownership Requirement remains satisfied. The satisfaction of the requirements of this paragraph 3 will be reviewed periodically as determined by the Committee.

4.     Definitions. For purposes of the Award, the following terms shall have the following meanings:

(a)     “Average Value Per Share” shall mean the average for any consecutive 30 day trading period in which Company Stock is traded of the daily closing prices of Company Stock on the New York Stock Exchange.

(b)     “Cause” shall mean:

[Alternate A–for Awards to CEO:](i)     The willful and continued failure to substantially perform your duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to you by ESCO’s Board of Directors or their delegate which specifically identifies the manner in which such ESCO’s Board of Directors or their delegate believes that you have not substantially performed your duties; or

[Alternate B–for all other Awards:](i)    The willful and continued failure to substantially perform your duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to you by ESCO’s CEO or his delegate which specifically identifies the manner in which such ESCO’s CEO or his delegate believes that you have not substantially performed your duties; or

(ii)     The willful engaging in (A) illegal conduct (other than minor traffic offenses), or (B) conduct which is in breach of your fiduciary duty to the Company or one of its subsidiaries and which is demonstrably injurious to the Company or one of its subsidiaries, any of their reputations, or any of their business prospects. For purposes of this subparagraph (ii) and subparagraph (i) above, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company or one of its subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company or one of its subsidiaries;

[Alternate A–for Awards to CEO:]The cessation of your employment shall not be deemed to be for “Cause” unless and until there shall have been delivered to you a written notice that in the Board of Directors’ or their delegate’s opinion you are guilty of the conduct described in subparagraph (i) or (ii)above, and specifying the particulars thereof in detail.

[Alternate B–for all other Awards:]The cessation of your employment shall not be deemed to be for “Cause” unless and until there shall have been delivered to you a written notice that in the CEO’s or his delegate’s opinion you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)     “Change of Control” shall mean:

(i)    The purchase or other acquisition (other than from the Company) by any persons, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

(ii)    Individuals who, as of the date hereof, constitute the Board (as the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this subparagraph (ii), considered as though such person were a member of the Incumbent board; or

(iii)    Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the elections of directors of the reorganized, merged or consolidated corporations’ then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

(d)     “Company Stock” shall mean common stock of the Company.

(e)      “Fiscal Year” shall mean the fiscal year of the Company which, as of the date hereof, is the twelve month period commencing October 1 and ending September 30.

(f)      “Good Reason” shall mean:

(i)     Requiring you to be based at any office or location more than 50 miles from your office or location as of the date of the Change of Control;

(ii)    The assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of the date of the Change of Control or in conjunction with a Change in Control any action by the Company or any of its subsidiaries which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an action taken by the Company or one of its subsidiaries, to which you object in writing by notice to the Company within 10 business days after you receive actual notice of such action, which is remedied by the Company or one of its subsidiaries promptly but in any event no later than 5 business days after you provided such notice, or

(iii)    The reduction in your total compensation and benefits below the level in effect as of the date of the Change of Control.

5.     Parallel Incentive. The Committee may, but is not obligated to, authorize a payment of a portion of the Award based upon its discretionary evaluation of the Company’s financial performance during the Performance Period even if the foregoing objectives are not fully met. Examples of performance measures the Committee may consider include, but are not limited to, cash flow, earnings, sales and margins.

6.    Medium of Payment. The Committee shall direct that sufficient shares of Common Stock of the Company shall be withheld from any distribution hereunder to satisfy the Company’s tax withholding requirements in respect of such distribution.

7.    Covenants.

(a)    You agree that for the period beginning on the first day of the Period of Award and ending two (2) years after the expiration of the Period of the Award, you will not do any of the following:

(i)     as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly carry on any business or become involved in any business activity, which is (i) competitive with the business of the Company (or any affiliate of the Company), as presently conducted and as said business may evolve in the ordinary course, and (ii) a business or business activity in which you were engaged in the course of your employment with the Company (or any affiliate of the Company); notwithstanding the foregoing, nothing herein shall prevent you from being a 2% or less shareholder of a publicly traded corporation;

(ii)    as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly recruit, solicit or hire, or assist anyone else in recruiting, soliciting or hiring, any employee of the Company (or any affiliate of the Company);

(iii)    induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company (or any affiliate of the Company), to discontinue its business with the Company (or with any affiliate of the Company);

(iv)    engage in the unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates resulting in harm to the Company or its affiliates; or

(v)    engage in intentional misconduct resulting in a financial restatement or in an increase in your incentive or equity compensation.

(b)     In the event of a breach or threatened breach of the covenants described in this paragraph 7, the Company shall be entitled, in addition to any other legal or equitable remedies it may have:

(i)      to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. You hereby expressly acknowledge that the harm which might result as a result of any noncompliance by you would be largely irreparable, and you agree that if there is a question as to the enforceability of any of the provisions of this Award, you will abide by the Award until after the question has been resolved by a final judgment of a court of competent jurisdiction;

(ii)     to cancel this Award; and/or

(iii)    to recover from you (1) any shares of stock transferred to you under this Award during any period(s) (A) that you were in breach of any of the above described covenants or (B) in the case of intentional misconduct resulting in a financial restatement during the periods that required statement, but in either case not to exceed three years , and (2) the proceeds from any sales of such shares received under this Award during the above time periods to the extent such shares transferred to you under this Award have been sold or retained by the Company to pay your taxes. The Committee shall have sole discretion in determining the amount that shall be recovered from you under this subparagraph (iii).

[For Awards to licensed attorneys only]8.     Ethical Obligations. In recognition of your ethical duties and responsibilities as a licensed attorney, the parties agree that nothing in this Award shall prevent you from providing legal advice or otherwise being engaged in the practice of law; provided, however, that you agree not to breach any ethical obligations you have by virtue of being, or having been, the Company’s corporate counsel.

9.      Choice of Law. This Award shall be construed and administered in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. Any litigation concerning any aspect of this Award shall be conducted in the State or Federal Courts in the State of Missouri.

10.    Amendment. The Award may be amended by written consent between the Company and you.

[Signatures on Following Page]

Executed this ___ day of _______, 20__.

ESCO TECHNOLOGIES INC.	AGREED TO AND ACCEPTED:

By:
Vice President	Participant